Exhibit 10.13

VCG HOLDING CORP.

1601 W. Evans Avenue, Suite 200

Denver, Colorado 80223

(303) 934-2424

June 3, 2003

Troy H. Lowrie, President

VCG Restaurants Denver, Inc.

1601 W. Evans Avenue, Suite 200

Denver, Colorado 80223

Re:	Acquisition of Centerfolds Nightclub

Dear Mr. Lowrie:

In connection with the purchase of Centerfolds nightclub in Denver from Larisa, Inc. for $1,300,000, VCG Holding Corp. (the “Company”) has authorized a loan of $1,300,000 to you, individually, pursuant to the Promissory Note enclosed as Exhibit A to this letter agreement.

The Centerfolds nightclub is to be purchased in the name of VCG Restaurants Denver, Inc. (“VCGRD”), of which you own all 1,000 shares of outstanding common stock.

You agree to transfer all 1,000 shares of VCGRD common stock to the Company upon the approval of a liquor license for the Centerfolds nightclub. Upon the approval of the liquor license, the Company will purchase the nightclub by canceling the Note.

In the event the liquor license is not approved, the Company will have the option to purchase the nightclub or to require you to repay the Note.

You and VCGRD agree not to issue, sell or transfer any VCGRD common stock until the later of (i) the purchase of the nightclub by the Company or (ii) the repayment of the Note.

If the foregoing meets with your agreement, please execute this letter agreement and return it to my attention at the address above. Thank you.

Sincerely,

VCG Holding, Corp.

/s/ Donald W Prosser

Donald W. Prosser,

Chief Financial Officer

Enclosure

Troy H. Lowrie, President

VCG Restaurants Denver, Inc.

June 3, 2003

The undersigned hereby represent and warrant that they have full power and authority to enter into this letter agreement, effective as of the date hereof, and that upon they will negotiate and execute any additional documents reasonably necessary in connection with the transactions contemplated by this agreement, including, without limitation, a Stock Purchase and Sale Agreement for the Centerfolds nightclub.

VCG RESTAURANTS DENVER, INC.

By:	/s/ Troy H. Lowrie
Troy H. Lowrie

Title: President

Date: June 3, 2003

/s/ Troy H. Lowrie
Troy H. Lowrie, Individually

Date: June 3, 2003

EXHIBIT A

PROMISSORY NOTE

$1,300,000.00	Denver, Colorado
June 3, 2003

FOR VALUE RECEIVED, the undersigned TROY H. LOWRIE, a Colorado resident (“Borrower”), hereby promises to pay to the order of VCG HOLDING CORP., a Colorado corporation (“VCG”), at 1601 W. Evans Avenue, Suite 200, Denver, Colorado 80223, or at such other place as VCG or any subsequent holder hereof (the “Holder”) may, from time to time, designate in writing, the principal sum of ONE MILLION THREE HUNDRED THOUSAND AND 00/100 DOLLARS ($1,300,000.00).

1. Principal and Interest. Interest shall accrue on the unpaid principal from the date hereof at a simple annual rate of nine percent (9.0%) (the “Interest Rate”). Interest shall be payable monthly on the third day of each month, beginning on July 3, 2003. On June 3, 2004 (the “Maturity Date”), the entire unpaid principal amount and any interest accrued but unpaid and all other sums due under this Promissory Note (“Note”) shall be paid in full to the Holder.

All payments under this Note shall be made only in lawful money of the United States of America, at the address above or such place as the Holder hereof may designate in writing from time to time.

2. Prepayment. This Note may be prepaid in part (or in full) at any time prior to the Maturity Date (except as expressly provided herein), and from time to time, without premium or penalty, and without the prior consent of the Holder hereof, on the conditions that Borrower shall concurrently pay all accrued but unpaid interest on the amount of principal outstanding due at the time of each prepayment.

3. Default and Acceleration. Upon the occurrence of a default by the Borrower in any payment of interest or principal due hereunder, at the option of the Holder hereof, (i) the entire outstanding principal balance and all accrued but unpaid interest shall become immediately due and payable upon written notice to Borrower and (ii) the Holder may pursue all other rights and remedies available under this Note, any instrument securing payment of this Note, or by law.

4. Default Rate of Interest. Upon the occurrence of a Default, Borrower promises to pay interest on the outstanding principal balance of this Note at a simple rate of interest equal to fifteen percent (15%) per annum (“Default Rate”).

5. Early Discharge. Upon full payment of the outstanding principal balance and all accrued but unpaid interest, this Note shall be fully discharged, cancelled and surrendered to Borrower.

6. Remedies Cumulative. The rights or remedies of the Holder as provided in this Note and any instrument securing payment of this Note shall be cumulative and concurrent and may be pursued at the sole discretion of the Holder singly, successively, or together against Borrower and/or collateral securing payment of this Note. The failure to exercise any such right or remedy shall in no event be construed as a waiver or release of such rights or remedies or the right to exercise them at any later time.

7. Forbearance. Any forbearance of the Holder in exercising any right or remedy hereunder, or otherwise afforded by applicable law, shall not be a waiver of or preclude the exercise of any right or remedy. The acceptance by the Holder of payment of any sum payable hereunder after the due date of such payment shall not be a waiver of the Holder’s right to require prompt payment when due of all other sums payable hereunder.

8. Application of Payments. All payments made on this Note shall be applied first to to payment of accrued but unpaid interest and the remainder of all such payments shall be applied to the reduction of the outstanding principal balance on this Note.

9. Usury. In the event the interest provisions hereof, any exactions provided for herein or any instrument securing this Note, shall result, in an effective rate of interest which, exceeds the limit of the usury or any other applicable law, all sums in excess of those lawfully collectible as interest for the period in question shall, without further agreement or notice between or by any party hereto, be applied upon the outstanding principal balance of this Note immediately upon receipt of such moneys by the Holder, and any such amount in excess of such outstanding principal balance shall be immediately returned to Borrower.

10. Jurisdiction. This Note is to be governed according to the laws of the State of Colorado, without giving effect to conflict of law principles.

11. Binding Effect. This Note shall be binding upon Borrower, and its successors and assigns and shall inure to the benefit of the Holder and its successors and assigns.

12. Notice. Any notice required or permitted to be given hereunder shall be in writing and will be deemed received (a) on the date of receipted delivery by a courier service or (b) on the fifth business day after mailing, by registered or certified United States mail, postage prepaid, to the appropriate party at its address set forth below:

(Borrower)

If to BORROWER:

Troy H. Lowrie

1601 W. Evans Avenue, Suite 200

Denver, Colorado 80223

If to VCG:

VCG Holding Corp.

1601 W. Evans Avenue, Suite 200

Denver, Colorado 80223

Attn: Donald W. Prosser

With a copy to:

A. Thomas Tenenbaum, Esq.

Tenenbaum & Kreye LLP

Plaza Tower One, Suite 2025

6400 S. Fiddler’s Green Circle

Englewood, Colorado 80111

13. Attorneys’ Fees. Borrower further promises to pay all reasonable attorneys’ fees incurred by the Holder in connection with any Default hereunder and in any proceeding brought to enforce any of the provisions of this Note.

IN WITNESS WHEREOF, Borrower has duly executed this Promissory Note effective as of the day and year first above written.

BORROWER:

/s/ Troy H. Lowrie

Troy H. Lowrie

Date: August 5, 2003

(Borrower)